As filed with the Securities and Exchange Commission on May 27, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

Wendy’s/Arby’s Group, Inc.
(Exact name of Registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	38-0471180 (IRS Employer Identification No.)
____________________

1155 Perimeter Center West
Atlanta, Georgia  30338
(Address, including zip code, of Registrant’s principal executive offices)
____________________

Wendy’s/Arby’s Group, Inc. 2010 Omnibus Award Plan
(Full title of the plan)
____________________

Nils H. Okeson, Esq. Wendy’s/Arby’s Group, Inc. 1155 Perimeter Center West Atlanta, Georgia 30338 (678) 514-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________

COPIES TO:
John C. Kennedy, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019–6064 (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.10 per share	75,000,000 shares(1)	$4.31 (2)(3)	$323,250,000 (2)(3)	$23,047.73

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of Wendy’s/Arby’s Group, Inc.’s common stock reported by the New York Stock Exchange on May 21, 2010.

(3)	Estimated solely for the purposes of computing the registration fee in accordance with Rules 457(c) and (h) under the Securities Act.

EXPLANATORY NOTE

Except as the context otherwise requires, references to “we,” “our,” “us,” “Wendy’s/Arby’s” and the “Company” are to Wendy’s/Arby’s Group, Inc. and its consolidated subsidiaries.

The Company has prepared this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 75,000,000 shares of its common stock, par value $0.10 per share, which we refer to as the common stock, that are reserved for issuance in respect of awards to be granted under the Wendy’s/Arby’s Group, Inc. 2010 Omnibus Award Plan, which we refer to as the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act.  Such documents are not being filed with the Securities and Exchange Commission (the “SEC”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.	COMPANY INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

We will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Those documents are incorporated by reference in the Section 10(a) prospectus.  We will also furnish without charge to each person to whom the prospectus is delivered, upon written or oral request, all other documents required to be delivered to employees pursuant to Rule 428(b).  Requests should be directed to Wendy’s/Arby’s Group, Inc., 1155 Perimeter Center West, Atlanta, Georgia  30338, Attention: General Counsel; Telephone number (678) 514-4100.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the SEC by us are incorporated by reference in this Registration Statement:

1.
The Company’s annual report on Form 10-K for the fiscal year ended January 3, 2010, filed on March 4, 2010, as amended by Amendment No. 1 thereto, filed on Form 10-K/A on March 23, 2010, including portions of the Company’s proxy statement for the 2010 annual meeting of stockholders, filed on April 4, 2010, to the extent specifically incorporated by reference therein;

2.	The Company’s quarterly report on Form 10-Q for the fiscal quarter ended April 4, 2010, filed on May 13, 2010;

3.	The Company’s current reports on Form 8-K filed on January 28, 2010, May 14, 2010 and May 25, 2010; and

4.
The description of the Company’s common stock set forth in Amendment No. 1 to the Company’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 29, 2008, and any amendment or report filed for the purpose of updating any such description.

In addition, all reports and documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed amendment to this Registration Statement or in any document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not Applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The amended and restated certificate of incorporation (the “Charter”) of Wendy’s/Arby’s Group, Inc. (the “Company”) provides indemnification to the extent not prohibited by Delaware law.  Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation, such as a derivative action) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent for any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”).

The Charter provides that the Company shall indemnify any person who is or was a director or officer of the Company or is or was serving in any capacity at the request of the Company for any Other Entity.  In addition, persons who are not directors or officers of the Company may be similarly indemnified in respect of service to the Company or to an Other Entity at the request of the Company to the extent that the board of directors of the Company (the “Board”) at any time specifies that such persons are entitled to such indemnification.  The Charter provides that any director or officer of the Company serving in any capacity for (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Company or (b) any employee benefit plan of the Company or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Company.

Under Section 145 of the DGCL, depending on the nature of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person so indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the case of a derivative action, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

Section 145 further provides that to the extent that a present or former director or officer of a corporation is successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. However, if such director or officer is not successful in the defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, he or she shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification is proper because he or she met the applicable standard of conduct set forth above as determined by a majority of the disinterested directors or a committee of such directors designated by majority vote of such directors, by independent legal counsel or by the stockholders.

The Charter provides that the Company shall reimburse or advance expenses, including attorneys’ fees and disbursements, to any director or officer or other person entitled to indemnification in advance of the final disposition of a proceeding.  However, if required by the DGCL, such expenses may only be paid in advance upon receipt by the Company of an undertaking, by or on behalf of such director or officer (or other person entitled to indemnification), to repay the amount so advanced if it shall ultimately be determined by final judicial decision from which there is no right to appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

The Charter provides that the rights to indemnification and reimbursement or advancement of expenses shall be enforceable by any person entitled to such indemnification, reimbursement or advancement in any court of competent jurisdiction, and the burden of proving that such indemnification, reimbursement or advancement is not appropriate shall be on the Company.  Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to indemnification or reimbursement or advancement of expenses, in whole or in part.

The Charter expressly provides that the right to indemnification thereunder is a right and that no repeal or modification of the provisions in the Charter relating to indemnification shall affect any rights or obligations with respect thereto.  Any person entitled to indemnification or reimbursement or advancement of expenses pursuant to the Charter may elect to have such right interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification, reimbursement or advancement is sought.

The Company also enters into indemnification agreements with its directors and officers indemnifying them against liability they may incur in their capacity as such. The indemnification agreements do not provide indemnification to the extent that the indemnitee is indemnified by the Company under the Charter, its bylaws, its directors’ and officers’ liability insurance, or otherwise. Additionally, the indemnification agreements do not provide indemnification (i) for the return by the indemnitee of any illegal remuneration paid to him or her; (ii) for any profits payable by the indemnitee to the Company pursuant to Section 16(b) of the Exchange Act; (iii) for any liability resulting from the indemnitee’s fraudulent, dishonest or willful misconduct; (iv) for any amount the payment of which is not permitted by applicable law; (v) for any liability resulting from conduct producing unlawful personal benefit; or (vi) if a final court adjudication determines such indemnification is not lawful.

Determinations as to whether an indemnitee is entitled to be paid under the indemnification agreements may be made by the majority vote of a quorum of disinterested directors, independent legal counsel selected by the Board, a majority of disinterested Company stockholders or by a final adjudication of a court of competent jurisdiction. In the event that the Company undergoes a “Change of Control” (as defined in the indemnification agreements) all such determinations shall be made by special independent counsel selected by the indemnitee and approved by the Company, which approval may not be unreasonably withheld. In certain circumstances, an indemnitee may require the Company to establish a trust fund to assure that funds will be available to pay any amounts which may be due such indemnitee under an indemnification agreement.

As permitted by Section 102(b)(7) of the DGCL, the Charter includes a provision which eliminates the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of a dividend and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived any improper personal benefit.

Finally, the Charter authorizes the Company, as permitted by the DGCL, to purchase directors’ and officers’ liability insurance. The Company carries directors’ and officers’ liability insurance covering losses up to specified amounts.

In addition, the by-laws of the Company, as amended and restated to date (the “By-Laws”), also provide indemnification to its directors and officers to the extent not prohibited by Delaware law.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102 of the DGCL, the Charter, the By-Laws and the referenced indemnification agreements.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8.	EXHIBITS

Exhibits
4.1
Amended and Restated Certificate of Incorporation of Wendy’s/Arby’s Group, Inc., as filed with the Secretary of State of the State of Delaware on May 28, 2009, incorporated herein by reference to Exhibit 3.1 to Wendy’s/Arby’s Group’s Current Report on Form 8-K dated June 1, 2009 (SEC file no. 001-02207).

4.2
Amended and Restated By-Laws of Wendy’s/Arby’s Group, Inc., as amended and restated as of May 28, 2009, incorporated herein by reference to Exhibit 3.2 to Wendy’s/Arby’s Group’s Current Report on Form 8-K dated June 1, 2009 (SEC file no. 001-02207).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of the common stock.

10.1
Wendy’s/Arby’s Group, Inc. 2010 Omnibus Award Plan, incorporated by reference to Annex A to the Wendy’s/Arby’s Group, Inc. Definitive 2010 Proxy Statement filed on April 9, 2010 (SEC file no. 001-02207).

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Deloitte & Touche LLP.

23.4*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature pages hereto).

___________________
* Filed herewith.

ITEM 9.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

	1.	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that, paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 27, 2010.

WENDY’S/ARBY’S GROUP, INC.
By:	/s/ Roland C. Smith
	Name:	Roland C. Smith
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Roland C. Smith, Stephen E. Hare and Nils H. Okeson, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Nelson Peltz	Chairman and Director	May 27, 2010
Nelson Peltz

/s/ Peter W. May	Vice Chairman and Director	May 27, 2010
Peter W. May

/s/ Roland C. Smith	President, Chief Executive Officer	May 27, 2010
Roland C. Smith	and Director (Principal Executive Officer)

/s/ Clive Chajet	Director	May 27, 2010
Clive Chajet

/s/ Edward P. Garden	Director	May 27, 2010
Edward P. Garden

/s/ Janet Hill	Director	May 27, 2010
Janet Hill

/s/ Joseph A. Levato	Director	May 27, 2010
Joseph A. Levato

/s/ J. Randolph Lewis	Director	May 27, 2010
J. Randolph Lewis

/s/ Peter H. Rothschild	Director	May 27, 2010
Peter H. Rothschild

/s/ David E. Schwab II	Director	May 27, 2010
David E. Schwab II

/s/ Raymond S. Troubh	Director	May 27, 2010
Raymond S. Troubh

/s/ Jack G. Wasserman	Director	May 27, 2010
Jack G. Wasserman

/s/ Stephen E. Hare	Senior Vice President	May 27, 2010
Stephen E. Hare	and Chief Financial Officer (Principal Financial Officer)

/s/ Steven B. Graham	Senior Vice President	May 27, 2010
Steven B. Graham	and Chief Accounting Officer (Principal Accounting Officer)

INDEX TO EXHIBITS

Exhibits
4.1
Amended and Restated Certificate of Incorporation of Wendy’s/Arby’s Group, Inc., as filed with the Secretary of State of the State of Delaware on May 28, 2009, incorporated herein by reference to Exhibit 3.1 to Wendy’s/Arby’s Group’s Current Report on Form 8-K dated June 1, 2009 (SEC file no. 001-02207).

4.2
Amended and Restated By-Laws of Wendy’s/Arby’s Group, Inc., as amended and restated as of May 28, 2009, incorporated herein by reference to Exhibit 3.2 to Wendy’s/Arby’s Group’s Current Report on Form 8-K dated June 1, 2009 (SEC file no. 001-02207).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of the common stock.

10.1
Wendy’s/Arby’s Group, Inc. 2010 Omnibus Award Plan, incorporated by reference to Annex A to the Wendy’s/Arby’s Group, Inc. Definitive 2010 Proxy Statement filed on April 9, 2010 (SEC file no. 001-02207).

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Deloitte & Touche LLP.

23.4*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature pages hereto).

___________________
* Filed herewith.